Exhibit (c)(ii)

Confidential – Draft Confidential Treatment Requested. Certain portions of this exhibit have been redacted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment Project Everest Discussion Materials October 23, 2023

Confidential – Draft These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Everest to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Project Everest

Confidential – Draft Table of Contents Section Transaction Overview I Company Performance II Valuation Analysis III Appendix Project Everest

Confidential – Draft I. Transaction Overview

Confidential – Draft

Transaction Summary

Scope of Assignment	Evercore Group L.L.C. ("Evercore") has been asked by the Special Committee of the Board of Directors of EngageSmart, Inc. (the "Company", or "EngageSmart") whether, in Evercore's opinion, the Consideration of $23.00 per share to be received by holders of the Company Common Stock, other than General Atlantic and its affiliates and certain officers of the Company, in the Transaction pursuant to the purchase agreement is fair, from a financial point of view, to such holders.

Transaction Overview	▪ Vista Equity Partners ("Vista") has offered to acquire the Company in an all-cash take-private transaction at $23.00 per share, contingent on General Atlantic, the existing controlling shareholder, rolling over into a holding company ("Parent") existing shares of Company Common Stock representing 35% of the post-closing equity capitalization of the Company
Transaction Structure	▪ Reverse triangular merger
Financing	▪ Up to $1,000mm of debt financing. Vista will deliver fully committed equity financing to fund the entire transaction; no financing conditions or contingencies ▪ The equity commitment can only be drawn concurrently with the closing; if the deal terminates, the Company's sole recourse will be limited to 7.2% of fully-diluted equity value
Key Closing Conditions	▪ Approval by holders of a majority of outstanding shares, and approval by holders of a majority of the outstanding shares held by the unaffiliated company stockholders ▪ Other customary conditions to closing, including Antitrust Laws clearances, no law or order prohibiting transaction, bring-down of reps and performance of covenants, and no MAE
Deal Protections	▪ Company has thirty-day Go-Shop period during which it can solicit potential acquisition proposals, provide confidential information and negotiate with third parties ▪ Following Go-Shop period, Company is subject to customary no-shop provisions, with customary exceptions allowing consideration of unsolicited proposals ▪ Special Committee and Company Board may change recommendation in the case of a superior proposal or intervening event, or terminate to accept a superior proposal, subject to 4-business day matching right, and, in the case of a termination, payment of the termination fee ▪ Company termination fee: 3.6% of fully-diluted equity value during No-Shop period; 1.8% during Go-Shop period
Regulatory Efforts	▪ Parties must use reasonable best efforts to obtain regulatory clearances; Parent obligated to divest assets of the Company or agree to behavioral remedies imposed on the Company, unless any such action would have a material adverse effect on the Company business
Timing	▪ Expected closing: Q1 2024 ▪ End date: May 23, 2024

EVERCORE 5 Project Everest

Source: Draft purchase agreement dated 10/22/23

Confidential – Draft Project Everest 10 10 6 4 1 Contacted NDA Executed First Round Bids Invited to Second Round Preemptive Bid Process Overview Includes Vista Equity Partners, which expressed inbound interest, and [***] as a later addition—both in mid-September 6 In August / September 2023, 10 parties were contacted to determine interest in a minority transaction Management meetings were held with all 10 parties Financial calls were held with 9 parties, after one potential buyer dropped out of the process 6 parties submitted first round bids for minority transactions on or shortly after 10/5/23 4 parties were invited into the second round [***] On 10/5/23, reports emerged that General Atlantic was exploring a potential sale of Everest Multiple parties expressed inbound interest following the leak. Selected counterparties were contacted, none of which ultimately engaged Vista submitted an updated preemptive bid prior to a second round bid deadline Vista’s updated bid is for a majority transaction, with Vista owning a 65% share of the pro forma business (and General Atlantic rolling over shares to own a 35% share of the pro forma business) Other parties are still conducting second-round due diligence with respect to a minority stake transaction

Confidential – Draft Project Everest Summary of Round 1 Bids Received ($ in millions, except per share data) Source: Company filings, Management Projections, FactSet (10/19/23) Note: The first round bid instruction letter requested that bids be based on ~170.2mm fully diluted shares outstanding as of 6/30. The difference in share count between the bid letter and the fully vested share count as of 6/30 results in a per share impact of ~$0.35 – ~$0.40 in a $20.00 – $23.00 per share price range. Subsequent grants further impact the per share price by ~$0.12 – ~$0.13 in the same per share price range 1. One day prior to 10/5/23 leak 2. Represents 30-Day and 60-Day VWAP as of 10/4/23 (the unaffected date) Everest Analysis at Various Prices Current Illustrative Transaction Value Price Per Share (10/19/23) $20.65 $19.00 $20.00 $21.00 $22.00 $23.00 $24.00 % Premium to Current (8.0%) (3.1%) 1.7% 6.5% 11.4% 16.2% % Premium to Unaffected: $18.71 (10/4/23)¹ 10.4% 1.5% 6.9% 12.2% 17.6% 22.9% 28.3% % Premium to 30-Day VWAP²: $17.74 16.4% 7.1% 12.7% 18.3% 24.0% 29.6% 35.3% % Premium to 60-Day VWAP²: $17.37 18.9% 9.4% 15.2% 20.9% 26.7% 32.4% 38.2% (x) FDSO 174.3 174.2 174.2 174.3 174.3 174.4 174.4 Equity Value $3,599 $3,310 $3,485 $3,660 $3,835 $4,010 $4,185 (+) Debt - - - - - - - (–) Cash (366) (366) (366) (366) (366) (366) (366) Total Enterprise Value $3,233 $2,944 $3,119 $3,294 $3,469 $3,644 $3,819 Range of Bids Received $20.50 $20.00 $20.59 $22.00 $19.00 $21.00 $22.00 $20.00 $23.00 $17.00 7

Confidential – Draft

Transaction Summary

($ in millions, except per share data)

Offer Premium to Share Price

	Everest Share Price	Implied Prem. To Everest Shareholders
Everest at Merger Consideration	**$23.00**	
Current (10/19/23)	**$20.65**	***11.4%***
Premium to[1]:		
Unaffected (10/4/23)	$18.71	*22.9%*
1-Week Prior	$17.70	*29.9%*
1-Month Prior	17.91	*28.4%*
30-Day VWAP	17.74	*29.6%*
60-Day VWAP	17.37	*32.4%*
90-Day VWAP	18.03	*27.6%*
6-Month VWAP	17.85	*28.9%*
1-Year VWAP	18.45	*24.7%*
2-Year VWAP	19.94	*15.3%*
3-Year VWAP	20.77	*10.8%*
52-Week Low Close (12/6/22)	$15.44	*49.0%*
52-Week High Close (10/5/22)	22.27	*3.3%*

Transaction Multiples

	Acquisition Consideration
Everest at Transaction Consideration	**$23.00**
% of Current (10/19/23)	*111.4%*
% of 52-Week High Close (10/5/22)[1]	*103.3%*
Fully Diluted Shares Outstanding[2]	174.4
Equity Value	**$4,010**
(+) Debt[3]	-
(–) Cash[3]	(366)
Enterprise Value	**$3,644**

Enterprise Value To:	Metric (Mgmt.)	Acquisition Consideration
CY23E Revenue	$374	9.7x
CY24E Revenue	469	7.8
CY24E Growth-Adj. Revenue[4]		0.31x
CY23E Gross Profit	$299	12.2x
CY24E Gross Profit	375	9.7
CY24E Growth-Adj. Gross Profit[4]		0.38x
CY23E EBITDA	$72	50.5x
CY24E EBITDA	106	34.5
CY24E Growth-Adj. EBITDA[4]		1.36x

Source: Bloomberg, FactSet (10/19/23), Management Projections, Wall Street Research as of 10/19/23, Draft Purchase Agreement dated 10/20/23
Note: Transaction multiples based on Management Projections
1. All dates relative to unaffected date of 10/4/23
2. RSU, PSU and option data from Company as of 10/20/23
3. As of 9/30/23, per Management
4. Calculated as TEV / '24E Metric / '23E-'24E Revenue Growth

EVERCORE 8 Project Everest

Confidential – Draft II. Company Performance

Confidential – Draft

Everest Stock Performance

Share Price Performance

	Everest	WholeCo Peers	Enterprise Peers	SMB Peers
Since 1 Month Ago	17.7%	(4.0%)	1.9%	(2.9%)
Since 3 Months Ago	10.1%	(10.5%)	(26.9%)	(12.7%)
Since 6 Months Ago	19.9%	2.8%	(6.3%)	(0.1%)
Since 12 Months Ago	3.5%	9.7%	(13.1%)	(9.6%)
Since 18 Months Ago	3.3%	(6.6%)	(33.1%)	(17.4%)


9/23/21: Everest's IPO at $26.00 per share
52-Week Trading Range[1]: $15.44 - $22.27
120.0%
$34.12[2]
80.0%
40.0%
0.0%
2/15/22: Everest reported a 48% YoY increase in Annual Revenue in Q4'21, beating consensus estimates by 6%
8/4/22: Everest reported Q2'22 results, with Revenue exceeding 43% led by 56% growth in SMB, exceeding expectations
2/9/23: Everest reported FY'22 with 24% customer growth rate YoY
8/3/23: Everest reported Q2'23, announcing strategic acquisition of Luminello's assets and a divestiture of HealthPay24 to Waystar
61.1%
$20.65
60.5%
59.3%
37.9%
11/10/21: Everest reported Q3'21 losses of $0.06 per share, Revenue increases, and issued positive 2021 Sales guidance
3/9/22: DonorDrive, an Everest solution and digital fundraising platform for enterprise nonprofits, announced the launch of a new version of their app
6/29/22: The City of Escondido has seen 62% overall self-service electronic payment adoption since implementing InvoiceCloud, an Everest solution
11/3/23: Everest reported Q3'22 results, beating street's expectations and Management raised estimates
6/12/23: SimplePractice, an Everest solution, launches learning pass to support education across group practices
10/5/23: Reports emerged that General Atlantic was exploring a potential sale of Everest
Sep-21
Feb-22
Jul-22
Dec-22
May-23
Oct-23
Everest
WholeCo Peers
Enterprise Peers
SMB Peers
Earnings Release
Key Events

EVERCORE
10
Project Everest

Source: FactSet (10/19/23)
Note: Enterprise Peers comprise of ACI Worldwide, AvidXchange, Flywire, Payoneer and Paymentus. SMB Peers comprise of Bill Holdings, Definitive, Doximity, Evercommerce, Paycor, Paylocity, Phreesia, and Weave Comm. WholeCo Peers comprise of Enterprise and SMB Peers

1. 52-week trading range relative to unaffected date as of 10/4/23
2. Chart begins at Everest's price of $34.12 on day of IPO (9/23/21); Subsequent decline in stock price occurs after initial price increase of 31% following IPO

Confidential – Draft Financial Summary – Management Projections ($ in millions) Historical Management Projections FYE December 31, 2021A 2022A 2023E 2024E 2025E 2026E 2027E Total Enterprise $99 $128 $157 $192 $239 $294 $359 % Growth 17.4% 29.7% 23.1% 21.9% 24.3% 23.2% 22.1% Total SMB $109 $165 $217 $277 $350 $432 $527 % Growth 73.9% 51.9% 31.1% 27.9% 26.0% 23.6% 22.1% Revenue $208 $293 $374 $469 $588 $726 $886 % Growth 41.6% 41.4% 27.6% 25.4% 25.3% 23.4% 22.1% (–) COGS (45) (60) (76) (94) (115) (137) (162) % of Revenue 21.7% 20.5% 20.2% 20.1% 19.5% 18.8% 18.3% Gross Profit $162 $233 $299 $375 $474 $589 $724 % Margin 78.3% 79.5% 79.8% 79.9% 80.5% 81.2% 81.7% (–) S&M1 (69) (95) (119) (141) (172) (204) (238) % of Revenue 33.2% 32.6% 31.7% 30.1% 29.2% 28.1% 26.9% (–) R&D (31) (44) (62) (77) (95) (117) (140) % of Revenue 14.9% 15.1% 16.5% 16.3% 16.2% 16.1% 15.8% (–) G&A (34) (48) (50) (58) (67) (75) (86) % of Revenue 16.6% 16.3% 13.4% 12.4% 11.4% 10.4% 9.7% Adj. EBIT $28 $45 $68 $99 $140 $193 $260 % Margin 13.6% 15.5% 18.1% 21.1% 23.8% 26.6% 29.3% (+) D&A 2 3 4 7 9 12 16 % of Revenue 1.2% 1.1% 1.2% 1.5% 1.6% 1.6% 1.8% Adj. EBITDA $31 $48 $72 $106 $149 $205 $276 % Margin 14.7% 16.5% 19.3% 22.5% 25.3% 28.2% 31.1% Memo: Other Items Capex $5 $7 $10 $12 $13 $15 $18 % of Revenue 2.2% 2.2% 2.6% 2.5% 2.2% 2.1% 2.0% Change in NWC ($4) ($1) $2 $4 $5 $6 $6 % of Revenue (1.7%) (0.3%) 0.6% 0.9% 0.8% 0.8% 0.7% SBC $1 $14 $23 $34 $47 $63 $80 % of Revenue 0.6% 4.8% 6.0% 7.3% 8.1% 8.6% 9.0% Intangible Amortization $16 $16 $15 $14 $14 $9 $8 % of Revenue 7.5% 5.3% 4.1% 2.9% 2.3% 1.2% 0.9% Tax Rate 0.7% 10.0% 38.3% 33.9% 30.3% 28.1% 26.6% 11 Project Everest Source: Company filings, Financial forecasts for the Company prepared and furnished to Evercore by management of the Company, as approved for Evercore’s use by the Special Committee (the “Management Projections”) Note: 2021A-2023E Enterprise figures pro forma for sale of HealthPay24 1. Includes residuals

Confidential – Draft Financial Summary – Management Projections (Cont’d) ($ in millions) Management Projections FYE December 31, 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E Revenue $886 $1,040 $1,175 $1,305 $1,425 $1,538 $1,640 $1,737 $1,834 $1,932 $2,032 % Growth 22.1% 17.3% 13.0% 11.0% 9.2% 7.9% 6.7% 5.9% 5.6% 5.4% 5.2% (–) COGS (162) (190) (215) (238) (259) (279) (297) (314) (331) (348) (365) % of Revenue 18.3% 18.3% 18.3% 18.2% 18.2% 18.2% 18.1% 18.1% 18.0% 18.0% 18.0% Gross Profit $724 $850 $961 $1,067 $1,166 $1,259 $1,343 $1,423 $1,503 $1,585 $1,668 % Margin 81.7% 81.7% 81.7% 81.8% 81.8% 81.8% 81.9% 81.9% 82.0% 82.0% 82.0% (–) S&M1 (238) (277) (310) (341) (368) (393) (415) (435) (455) (473) (492) % of Revenue 26.9% 26.6% 26.4% 26.1% 25.8% 25.6% 25.3% 25.1% 24.8% 24.5% 24.2% (–) R&D (140) (164) (184) (203) (221) (238) (253) (267) (280) (294) (308) % of Revenue 15.8% 15.7% 15.7% 15.6% 15.5% 15.5% 15.4% 15.3% 15.3% 15.2% 15.2% (–) G&A (86) (92) (97) (103) (109) (116) (123) (129) (136) (144) (151) % of Revenue 9.7% 8.8% 8.3% 7.9% 7.7% 7.5% 7.5% 7.5% 7.4% 7.4% 7.4% Adj. EBIT $260 $317 $369 $419 $467 $511 $552 $592 $632 $674 $717 % Margin 29.3% 30.5% 31.4% 32.1% 32.8% 33.3% 33.7% 34.1% 34.5% 34.9% 35.3% (+) D&A 16 19 21 23 25 27 29 31 32 34 36 % of Revenue 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% 1.8% Adj. EBITDA $276 $336 $390 $443 $492 $539 $581 $622 $664 $708 $753 % Margin 31.1% 32.3% 33.2% 33.9% 34.5% 35.0% 35.5% 35.8% 36.2% 36.6% 37.0% Memo: Other Items Capex $18 $21 $24 $26 $29 $31 $33 $35 $37 $39 $41 % of Revenue 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% Change in NWC $6 $7 $8 $9 $10 $11 $12 $12 $13 $14 $14 % of Revenue 0.7% 0.7% 0.7% 0.7% 0.7% 0.7% 0.7% 0.7% 0.7% 0.7% 0.7% SBC $80 $83 $94 $91 $100 $108 $115 $104 $110 $116 $122 % of Revenue 9.0% 8.0% 8.0% 7.0% 7.0% 7.0% 7.0% 6.0% 6.0% 6.0% 6.0% Intangible Amortization $8 $8 $2 $0 $—$—$—$—$—$—$—% of Revenue 0.9% 0.8% 0.1% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% Tax Rate 26.6% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% Projections through 2033E used for DCF analysis2 Source: Management Projections Note: With the Special Committee’s approval, the DCF analysis was performed utilizing a 10-year forecast ending on calendar year 2033E 1. Includes residuals 2. 2034E EBITDA also used as terminal year projection for DCF terminal multiple method 12 Project Everest

Confidential – Draft III. Valuation Analysis

Confidential – Draft Summary of Key Changes to Financial Analysis Assumptions Market price(s) updated from 9/14/23 to 10/19/23 Interest rates updated to reflect current market conditions, including: Changes vs. Risk free rate for cost of capital calculations increased from 4.6% to 5.3% and the cost of debt increased from 5.8% to 6.6%; 9/24/23 the selected WACC range was unchanged preliminary analysis Forward SOFR curve for LBO analysis Certain financial information, including Net Working Capital assumptions and Shares Outstanding calculations updated to reflect Management’s current view Balance Sheet information for WholeCo and both Segments rolled and updated from 6/30/23 to 9/30/23 WholeCo Net Cash increased from $330mm to $366mm, per Company management Minimum cash assumption increased by $10mm, per Company management Changes vs. Valuation Date for DCF and LBO analyses updated from 6/30/23 to 9/30/23 to remain consistent with 10/20/23 Balance Sheet date preliminary analysis NTM period for revenue and EBITDA used in precedent transactions analysis updated to start at 9/30/23 (vs. 6/30/23) Shares Outstanding calculations updated from 10/10/23 to 10/20/23 Updated projected share counts for Present Value of Future Share Price analysis, per Company management 14 Project Everest

Confidential – Draft

Illustrative Financial Analysis Summary

($ in millions, except per share data)

Valuation as of 9/30/23

Unaffected 30D VWAP: $17.74 (10/4/23) | *Consideration: $23.00* | *Current TEV: $3,233* | *Current FY24E Consensus Multiples: 35.9x / 6.9x*

	Key Metrics and Methodologies	Implied Share Price	Implied TEV	Implied FY24E EBITDA Multiple[1]	Implied FY24E Revenue Multiple[1]	Impl. Prem. To 10/4/23 Unaffected 30D VWAP
DCF: PGR	*DCF – PGR Method (5.0% - 7.0% PGR)* *Disc. Rate: 12.5% - 13.5%* *Imp. Terminal EBITDA Multiple (NTM): 6.8x - 10.6x*	$13.71 – $18.72	*$2,023 - $2,896*	*19.1x - 27.4x*	*4.3x - 6.2x*	*(22.7%) - 5.5%*
DCF: Terminal Multiple	*DCF – Terminal Multiple Method (9.0x - 13.0x NTM EBITDA)* *Disc. Rate: 12.5% - 13.5%* *Imp. PGR: 7.0% - 8.0%*	$15.87 – $21.24	*$2,399 - $3,335*	*22.7x - 31.5x*	*5.1x - 7.1x*	*(10.6%) - 19.7%*
Trading Multiples	*Trading EBITDA Multiples[2]* *FY24E EBITDA: $106* *Multiple Range: 25.0x - 33.0x*	$17.27 – $22.12	*$2,643 - $3,489*	*25.0x - 33.0x*	*5.6x - 7.4x*	*(2.7%) - 24.7%*
Precedent Transactions	*Precedent Transactions* *NTM EBITDA: $94* *Precedent Multiple Range: 25.0x - 40.0x*	$15.58 – $23.67	*$2,350 - $3,759*	*22.2x - 35.6x*	*5.0x - 8.0x*	*(12.2%) - 33.4%*
Reference	*Average of PV of FSP from FY23-FY26* *NTM EBITDA Multiple starting at 30.0x and stepped down to 22.0x - 26.0x by FY26* *Disc. Rate: 14.0%*	$23.23 – $25.09	*$3,682 - $4,006*	*34.8x - 37.9x*	*7.8x - 8.5x*	*30.9% - 41.4%*
	SOTP: Trading EBITDA Multiples[3] *FY24E Enterprise EBITDA: $14 / FY24E SMB EBITDA: $97* *Multiple Range: 30.0x - 35.0x / 28.0x - 36.0x*	$2.80 - $3.19 | $15.63 - $20.08 $20.05 – $24.90	*$3,128 - $3,973*	*29.6x - 37.6x*	*6.7x - 8.5x*	*13.0% - 40.3%*
	SOTP: Precedent Transactions[5] *NTM Enterprise Rev.: $181 / NTM SMB EBITDA: $91* *Precedent Multiple Range: 4.0x - 5.0x / 30.0x - 40.0x*	$4.58 - $5.62 | $15.64 - $20.83 $21.84 – $28.07	*$3,440 - $4,526*	*32.5x - 42.8x*	*7.3x - 9.6x*	*23.1% - 58.2%*
	LBO (WholeCo Exit): 6.5x Leverage[6] *'28E Exit EBITDA: 22.0x - 26.0x* *Required IRR: 17.5% - 22.5%*	$19.24 – $26.18	*$2,986 - $4,197*	*28.2x - 39.7x*	*6.4x - 8.9x*	*8.4% - 47.5%*
	Analyst Price Targets (As of Unaffected Date) *25th - 75th Percentile (Based on Available Analysts)*	$21.00 – $24.50	*$3,294 - $3,904*	*31.2x - 36.9x*	*7.0x - 8.3x*	*18.3% - 38.1%*
	52-Week Trading Range (As of Unaffected Date)	$15.44 – $22.27	*$2,325 - $3,515*	*22.0x - 33.2x*	*5.0x - 7.5x*	*(13.0%) - 25.5%*
	Premiums Paid to Unaffected 30D VWAP (Majority Transaction) *Premiums Paid: 25.0% - 40.0%*	$22.18 – $24.84	*$3,499 - $3,963*	*33.1x - 37.5x*	*7.5x - 8.4x*	*25.0% - 40.0%*

SOTP Valuation Excludes Implied Tax Impact / Share to be Netted Against SOTP Value in Taxable Separation: ($0.50) - ($1.04)[4]

Implied Share Price Range: Enterprise | SMB (Totals also incl. $1.62 of unallocated cash / sh.)

Enterprise | SMB

Source: Management Projections, FactSet (10/19/23)

1. Implied multiples based on Management Projections for 2024E EBITDA and Revenue, respectively
2. Implies ~1.00-1.30x growth adjusted EBITDA based on peers and 25.4% growth rate
3. Implies a range of 1.35x – 1.55x 2024E growth adjusted EBITDA and 2.2x – 2.5x 2024E Revenue for Enterprise. Implies a range of 1.00x – 1.30x 2024E growth adjusted EBITDA and 9.8x – 12.6x 2024E Revenue for SMB
4. Calculated using midpoint Enterprise valuations implied by peer and precedent methodologies
5. For the Enterprise segment (NTM growth rate of ~20%), implies ~0.22x growth adjusted Revenue (EQT / BillTrust transaction's growth adjusted revenue multiple). Implies a range of 10.1x – 13.4x NTM Revenue for SMB
6. LBO Incorporates $9mm-$12mm of annual public company cost savings over the forecast period (2023E-2028E)

EVERCORE 15 Project Everest

Confidential – Draft Illustrative Discounted Cash Flow Analysis – WholeCo (PGR Method) Valuation date as of 9/30/23 ($ in millions, expect per share data) Free Cash Flow Summary Management Projections 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Terminal Revenue $374 $469 $588 $726 $886 $1,040 $1,175 $1,305 $1,425 $1,538 $1,640 $1,640 % Growth 27.6% 25.4% 25.3% 23.4% 22.1% 17.3% 13.0% 11.0% 9.2% 7.9% 6.7% EBITDA $72 $106 $149 $205 $276 $336 $390 $443 $492 $539 $581 $581 % Margin 19.3% 22.5% 25.3% 28.2% 31.1% 32.3% 33.2% 33.9% 34.5% 35.0% 35.5% 35.5% Less: Depreciation (4) (7) (9) (12) (16) (19) (21) (23) (25) (27) (29) (33) Less: Intangible Amort (15) (14) (14) (9) (8) (8) (2) (0) — —Less: SBC (23) (34) (47) (63) (80) (83) (94) (91) (100) (108) (115) (115) EBIT (Burdened by SBC) $30 $51 $79 $121 $172 $226 $274 $328 $367 $404 $438 $434 % Margin 8.0% 10.8% 13.4% 16.7% 19.4% 21.8% 23.3% 25.1% 25.8% 26.3% 26.7% 26.5% Less: Unlevered Taxes (12) (17) (24) (34) (46) (59) (71) (85) (95) (105) (114) (113) % Tax Rate 38.3% 33.9% 30.3% 28.1% 26.6% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% Plus: Depreciation 4 7 9 12 16 19 21 23 25 27 29 33 Plus: Intangible Amort 15 14 14 9 8 8 2 0 — —Less: Capital Expenditures (10) (12) (13) (15) (18) (21) (24) (26) (29) (31) (33) (33) Less: (Increases) in NWC 2 4 5 6 6 7 8 9 10 11 12—Total Unlevered FCF $31 $47 $69 $98 $139 $181 $210 $249 $279 $306 $332 $321 (x) Discount Factor @ 13.0% Disc. Rate 0.98x 0.91x 0.81x 0.71x 0.63x 0.56x 0.50x 0.44x 0.39x 0.34x 0.30x PV of Unlevered FCF $8 $43 $56 $70 $88 $101 $104 $109 $108 $105 $101 Implied Share Price Implied Terminal NTM EBITDA Multiple Terminal Cash Flow $321 Terminal Value @ 6.0% PGR 4,861 Perpetuity Growth Rate Perpetuity Growth Rate Discount Factor @ 13.0% WACC 0.304x PV of Terminal Value $1,476 5.0% 6.0% 7.0% 5.0% 6.0% 7.0% PV of Projected Cash Flows 892 12.5% $15.53 $16.88 $18.72 12.5% 7.7x 8.9x 10.6x Total Enterprise Value $2,369 Plus: Cash 366 u nt u nt Less: Debt—Rate 13.0% $14.56 $15.69 $17.20 Rate 13.0% 7.2 8.3 9.8 Equity Value $2,735 Disco Disco (/) FDSO1 174.3 13.5% $13.71 $14.66 $15.91 13.5% 6.8 7.8 9.0 Price Per Share $15.69 16 Project Everest Source: Company filings, Management Projections Note: With the Special Committee’s approval, the DCF analysis was performed utilizing a 10-year forecast ending on calendar year 2033E 1. Includes 168.1mm basic shares outstanding and 6.2mm dilutive securities as of 10/20/23

Confidential – Draft Illustrative Discounted Cash Flow Analysis – WholeCo (Terminal Multiple Method) Valuation date as of 9/30/23 ($ in millions, expect per share data) Free Cash Flow Summary Management Projections 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Terminal Revenue $374 $469 $588 $726 $886 $1,040 $1,175 $1,305 $1,425 $1,538 $1,640 $1,640 % Growth 27.6% 25.4% 25.3% 23.4% 22.1% 17.3% 13.0% 11.0% 9.2% 7.9% 6.7% EBITDA $72 $106 $149 $205 $276 $336 $390 $443 $492 $539 $581 $581 % Margin 19.3% 22.5% 25.3% 28.2% 31.1% 32.3% 33.2% 33.9% 34.5% 35.0% 35.5% 35.5% Less: Depreciation (4) (7) (9) (12) (16) (19) (21) (23) (25) (27) (29) (33) Less: Intangible Amort (15) (14) (14) (9) (8) (8) (2) (0) — —Less: SBC (23) (34) (47) (63) (80) (83) (94) (91) (100) (108) (115) (115) EBIT (Burdened by SBC) $30 $51 $79 $121 $172 $226 $274 $328 $367 $404 $438 $434 % Margin 8.0% 10.8% 13.4% 16.7% 19.4% 21.8% 23.3% 25.1% 25.8% 26.3% 26.7% 26.5% Less: Unlevered Taxes (12) (17) (24) (34) (46) (59) (71) (85) (95) (105) (114) (113) % Tax Rate 38.3% 33.9% 30.3% 28.1% 26.6% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% Plus: Depreciation 4 7 9 12 16 19 21 23 25 27 29 33 Plus: Intangible Amort 15 14 14 9 8 8 2 0 — —Less: Capital Expenditures (10) (12) (13) (15) (18) (21) (24) (26) (29) (31) (33) (33) Less: (Increases) in NWC 2 4 5 6 6 7 8 9 10 11 12—Total Unlevered FCF $31 $47 $69 $98 $139 $181 $210 $249 $279 $306 $332 $321 (x) Discount Factor @ 13.0% Disc. Rate 0.98x 0.91x 0.81x 0.71x 0.63x 0.56x 0.50x 0.44x 0.39x 0.34x 0.30x PV of Unlevered FCF $8 $43 $56 $70 $88 $101 $104 $109 $108 $105 $101 Implied Share Price Implied PGR Terminal NTM EBITDA $622 NTM Multiple 11.0x Terminal NTM EBITDA Multiple Terminal NTM EBITDA Multiple Terminal Value $6,846 Discount Factor 0.286x 9.0x 11.0x 13.0x 9.0x 11.0x 13.0x PV of Terminal Value $1,956 PV of Projected Cash Flows 892 12.5% $16.96 $19.10 $21.24 12.5% 6.1% 7.2% 8.0% Total Enterprise Value $2,848 u nt u nt Plus: Cash 366 Rate 13.0% $16.40 $18.44 $20.48 Rate 13.0% 6.5% 7.6% 8.4% Less: Debt—Disco Disco Equity Value $3,214 1 13.5% $15.87 $17.82 $19.77 13.5% 7.0% 8.1% 8.9% (/) FDSO 174.3 Price Per Share $18.44 17 Project Everest Source: Company filings, Management Projections Note: With the Special Committee’s approval, the DCF analysis was performed utilizing a 10-year forecast ending on calendar year 2033E 1. Includes 168.1mm basic shares outstanding and 6.2mm dilutive securities as of 10/20/23

Confidential – Draft

Selected Publicly Traded Companies – Valuation Metrics

($ in millions, expect per share data)

Company	Share Price 10/19/23	Market Cap	Total Enterprise Value	TEV / Revenue CY23E	TEV / Revenue CY24E	TEV / REV / G[1] CY24E	TEV / EBITDA CY23E	TEV / EBITDA CY24E	TEV / EBITDA / G[1] CY24E
Enterprise Peers									
Everest Enterprise	-	-	-	-	-	-	-	-	-
ACI Worldwide	$21.47	$2,349	$3,272	2.3x	2.1x	0.32x	8.4x	7.8x	1.18x
Flywire	28.41	3,826	3,237	12.3	9.9	0.41	NM	NM	NA
Payoneer	5.87	2,422	1,895	2.7	2.4	0.18	11.2	9.8	0.72x
Paymentus	14.93	1,905	1,746	2.9	2.4	0.12	39.9	31.2	1.53x
AvidXchange	9.04	1,929	1,636	4.4	3.7	0.20	NM	41.4	2.25x
Mean				**4.9x**	**4.1x**	**0.24x**	**19.8x**	**22.5x**	**1.42x**
Median				**2.9**	**2.4**	**0.20**	**11.2**	**20.5**	**1.36**
SMB Peers									
Everest SMB	-	-	-	-	-	-	-	-	-
Bill Holdings	$102.50	$11,571	$10,770	9.1x	7.4x	0.32x	NM	NM	NA
Paylocity	196.05	10,964	10,675	8.3	6.9	0.36	25.4	20.8	1.07
Paycor	24.65	4,425	4,959	8.3	7.1	0.42	27.5	22.9	1.35
Doximity	22.06	4,719	3,846	8.6	7.7	0.70	19.6	17.4	1.58
Evercommerce	9.87	1,923	2,371	3.4	3.1	0.26	16.3	14.2	1.21
Definitive	7.58	1,212	1,122	4.5	3.9	0.29	16.1	13.8	1.02
Phreesia	15.76	963	850	2.4	1.9	0.07	NM	NM	NA
Weave Comm.	7.27	559	472	2.8	2.5	0.17	NM	NM	NA
Mean				**5.9x**	**5.1x**	**0.32x**	**21.0x**	**17.8x**	**1.25x**
Median				**6.4**	**5.4**	**0.30**	**19.6**	**17.4**	**1.21**
WholeCo Unaffected (10/4/23)									
Everest WholeCo Cons.	$18.71	$3,259	$2,893	7.6x	6.2x	0.26x	41.3x	32.2x	1.38x
Everest WholeCo Mgmt.	18.71	3,259	2,893	7.7	6.2	0.24	40.1	27.4	1.08
Mean				**5.5x**	**4.7x**	**0.29x**	**20.5x**	**19.9x**	**1.32x**
Median[2]				**4.4**	**3.7**	**0.29**	**17.9**	**17.4**	**1.21**
Weighed Average[3]				**4.9**	**4.2**	**0.26**	**18.9**	**17.8**	**1.23**
Memo:									
Current									
Everest WholeCo Cons.	$20.65	$3,599	$3,233	8.5x	6.9x	0.30x	46.1x	35.9x	1.54x
Everest WholeCo Mgmt.	20.65	3,599	3,233	8.6	6.9	0.27	44.8	30.6	1.20

Source: Company filings, FactSet (10/19/23), Management Projections
Note: Everest, Flywire, AvidXchange, and Payoneer financials calculated on a net revenue basis
Note: Everest based on Management Projections except where indicated as Consensus; EBITDA represents segments burdened by allocated corporate overhead
Note: EBITDA multiple means and medians only include meaningful values. Multiples shown as NM are >45x or negative

1. Calculated as TEV / '24E Metric / '23E-'24E Revenue Growth
2. WholeCo Peers represent the peer median for all Enterprise and SMB Peers
3. Weighted averages represent each segment's peer median multiple weighted by Everest's revenue contribution for revenue and gross profit multiples, and by Everest's EBITDA contribution for EBITDA multiples

EVERCORE 18 Project Everest

Confidential – Draft

Precedent Transactions – Valuation Metrics

($ in millions, except per share data)

Date Announced	Acquirer	Target	Total Enterprise Value	TEV / Revenue LTM	TEV / Revenue NTM	TEV / Revenue / G NTM	TEV / EBITDA LTM	TEV / EBITDA NTM	Revenue Growth NTM	EBITDA Margin NTM
Enterprise Transactions										
1/9/23	Nuvei	Paya	$1,300	4.7x	4.1x	0.31x	18.2x	15.5x	13.4%	26.7%
12/12/22	Thoma Bravo	Coupa	8,000	9.8	8.3	0.46	NM	36.4	18.2%	22.7%
9/28/22	EQT	Billtrust	1,552	10.7	7.9	0.22	NM	NM	35.4%	(3.1%)
8/1/22	Global Payments	EVO Payments	4,000	7.4	7.2	2.84	20.4	19.6	2.5%	36.8%
12/17/21	Thoma Bravo	Bottomline	2,600	5.4	4.7	0.34	26.8	23.2	13.9%	20.4%
5/28/19	Global Payments	TSYS	25,225	6.2	6.0	2.61	18.1	16.5	2.3%	36.7%
3/18/19	FIS	Worldpay	43,000	11.0	9.9	0.93	22.7	19.5	10.7%	50.6%
1/16/19	Fiserv	First Data	39,000	4.9	4.4	0.35	12.0	11.4	12.5%	38.4%
7/4/17	Vantiv	Worldpay	12,000	9.4	9.1	NM	24.9	22.0	2.7%	41.6%
2/14/17	PayPal	TIO	201	3.5	2.4	0.06	24.8	14.4	43.7%	17.0%
8/2/07	Fiserv	CheckFree	4,400	4.4	3.7	0.21	12.4	12.1	17.9%	31.1%
Mean			**$12,843**	**7.0x**	**6.2x**	**0.83x**	**20.0x**	**19.0x**	**15.7%**	**29.0%**
Median			**4,400**	**6.2**	**6.0**	**0.34**	**20.4**	**18.0**	**13.4%**	**31.1%**
SMB Transactions										
7/31/23	Francisco / TPG	New Relic	$6,043	6.3x	5.6x	0.42x	NM	29.6x	13.5%	18.9%
3/14/23	Blackstone	Cvent	4,600	7.3	6.0	0.29x	40.6	31.3	20.8%	19.3%
3/6/23	Silver Lake	Qualtrics	12,500	8.6	7.3	0.41x	NM	47.4	17.6%	15.4%
1/9/23	Vista Equity Partners	Duck Creek	2,600	8.4	7.5	0.62x	NM	NM	12.0%	9.0%
8/8/22	Vista Equity Partners	Avalara	8,400	11.4	8.6	0.26x	NM	NM	32.6%	4.0%
5/4/22	ICE	Black Knight	16,000	10.6	9.7	1.13x	21.6	19.6	8.6%	49.7%
4/7/22	Brookfield	CDK Global	8,300	4.7	4.5	0.72x	12.3	11.8	6.2%	37.9%
8/19/21	Nordic Capital	Inovalon Holdings	7,300	10.2	8.8	0.55x	29.3	24.6	16.0%	35.6%
2/10/21	Tyler Technologies	NIC	2,300	5.0	5.1	NM	21.1	20.1	(1.6%)	25.2%
12/21/20	Thoma Bravo	RealPage	10,200	9.1	8.0	0.55x	32.5	28.1	14.4%	28.4%
2/12/19	Thoma Bravo	Ellie Mae	3,397	7.1	6.6	0.97x	27.6	23.2	6.8%	28.6%
2/4/19	Hellman & Friedman	Ultimate Software	11,000	9.6	7.9	0.37x	40.3	32.5	21.6%	24.4%
12/24/18	Vista Equity Partners	Mindbody	1,900	8.3	6.4	0.22x	NM	NM	29.5%	4.4%
Mean			**$7,422**	**8.1x**	**7.1x**	**0.59x**	**26.4x**	**26.2x**	**13.4%**	**24.7%**
Median			**7,300**	**8.4**	**7.3**	**0.55**	**27.6**	**24.6**	**13.5%**	**25.2%**
Total Enterprise and SMB										
Mean			**$9,826**	**7.7x**	**6.7x**	**0.67x**	**23.9x**	**22.9x**	**15.5%**	**25.8%**
Median			**6,671**	**7.8**	**6.9**	**0.41**	**22.7**	**21.1**	**13.7%**	**26.0%**

Source: Company filings, FactSet

EVERCORE 19 Project Everest

Confidential – Draft Appendix

Confidential – Draft Analysis at Various Prices ($ in millions, except per share data) Everest Unaffected Current Analysis at Various Prices (10/19/23) Current Price (10/19/23) $18.71 $20.65 $22.00 $22.50 $23.00 $23.50 $24.00 $24.50 $25.00 % Premium to Current 6.5% 9.0% 11.4% 13.8% 16.2% 18.6% 21.1% % Premium to Unaffected as of 10/4/23 ($18.71) 10.4% 17.6% 20.3% 22.9% 25.6% 28.3% 30.9% 33.6% % Premium to 30-Day VWAPą ($17.74) 5.4% 16.4% 24.0% 26.8% 29.6% 32.4% 35.3% 38.1% 40.9% % Premium to 60-Day VWAPą ($17.37) 7.7% 18.9% 26.7% 29.6% 32.4% 35.3% 38.2% 41.1% 44.0% % Premium to 90-Day VWAPą ($18.03) 3.8% 14.6% 22.0% 24.8% 27.6% 30.4% 33.1% 35.9% 38.7% % Premium to 52-Week Highą ($22.27) (16.0%) (7.3%) (1.2%) 1.0% 3.3% 5.5% 7.8% 10.0% 12.3% (x) FDSO 174.2 174.3 174.3 174.3 174.4 174.4 174.4 174.4 174.4 Equity Value $3,259 $3,599 $3,835 $3,923 $4,010 $4,098 $4,185 $4,273 $4,360 (+) Debt (-) Cash (366) (366) (366) (366) (366) (366) (366) (366) (366) Enterprise Value $2,893 $3,233 $3,469 $3,557 $3,644 $3,732 $3,819 $3,907 $3,994 Multiples Analysis Enterprise Value to: Metric CY23E Revenue (Mgmt.) $374 7.7x 8.6x 9.3x 9.5x 9.7x 10.0x 10.2x 10.4x 10.7x CY24E Revenue (Mgmt.) 469 6.2 6.9 7.4 7.6 7.8 8.0 8.1 8.3 8.5 CY24E Growth-Adj. Revenue (Mgmt.)² 25.4% 0.24x 0.27x 0.29x 0.30x 0.31x 0.31x 0.32x 0.33x 0.34x CY23E Gross Profit (Mgmt.) $299 9.7x 10.8x 11.6x 11.9x 12.2x 12.5x 12.8x 13.1x 13.4x CY24E Gross Profit (Mgmt.) 375 7.7 8.6 9.3 9.5 9.7 10.0 10.2 10.4 10.7 CY24E Growth-Adj. Gross Profit (Mgmt.)Ë› 25.4% 0.30x 0.34x 0.36x 0.37x 0.38x 0.39x 0.40x 0.41x 0.42x CY23E Adj. EBITDA (Mgmt.) $72 40.1x 44.8x 48.0x 49.2x 50.5x 51.7x 52.9x 54.1x 55.3x CY24E Adj. EBITDA (Mgmt.) 106 27.4 30.6 32.8 33.6 34.5 35.3 36.1 37.0 37.8 CY24E Growth-Adj. EBITDA (Mgmt.)² 25.4% 1.08x 1.20x 1.29x 1.33x 1.36x 1.39x 1.42x 1.46x 1.49x CY23E Adj. EBITDA (Consensus) $70 41.3x 46.1x 49.5x 50.7x 52.0x 53.2x 54.5x 55.7x 57.0x CY24E Adj. EBITDA (Consensus) 90 32.2 35.9 38.6 39.5 40.5 41.5 42.5 43.4 44.4 CY24E Growth-Adj. EBITDA (Consensus)² 23.3% 1.38x 1.54x 1.65x 1.70x 1.74x 1.78x 1.82x 1.86x 1.90x 21 Project Everest Source: Company filings, FactSet (10/19/23), Management Projections Note: Analysis assumes ~174.3mm shares at current price (and TSM); Includes 168.1mm basic shares outstanding and 6.2mm dilutive securities as of 10/20/23 1. Relative to unaffected date of 10/4/23 2. Calculated as TEV / ’24E Metric / ’23E-’24E Revenue Growth

Confidential – Draft

Weighted Average Cost of Capital (WACC) - WholeCo

($ in millions)

Selected Public Companies - Cost of Capital

Company	Market Cap	Total Enterprise Value	Gross Debt to Equity	Adj. Beta[2]	Unl. Beta[2]
Everest WholeCo	$3,599	$3,233	0.0%	1.19	1.19
Enterprise Peers					
ACI Worldwide	$2,349	$3,272	45.7%	0.97	0.73
Flywire	3,826	3,237	0.0%	1.66	1.66
Payoneer	2,422	1,895	0.7%	1.08	1.07
Paymentus	1,905	1,746	0.0%	1.42	1.42
AvidXchange	1,929	1,636	4.3%	1.49	1.44
SMB Peers					
Bill Holdings	$11,571	$10,770	16.1%	2.01	1.79
Paylocity	10,964	10,675	0.0%	1.08	1.08
Paycor	4,425	4,959	0.0%	1.38	1.38
Doximity	4,719	3,846	0.0%	1.52	1.52
Evercommerce	1,923	2,371	27.8%	1.11	0.92
Definitive	1,212	1,122	21.5%	1.70	1.46
Phreesia	963	850	0.4%	1.35	1.34
Weave Comm.	559	472	1.8%	1.41	1.39
Overall Mean			**9.1%**	**1.40**	**1.32**
Overall Median			**0.7%**	**1.41**	**1.39**

WACC - Sensitivities

Historical

		WACC – Debt / Equity Ratio		
		0.0%	**10.0%**	**20.0%**
Unl. Beta	**1.10**	13.3%	13.8%	14.3%
	1.20	13.9%	14.5%	15.1%
	1.30	14.6%	15.2%	15.8%

Supply-Side

		WACC – Debt / Equity Ratio		
		0.0%	**10.0%**	**20.0%**
Unl. Beta	**1.10**	12.5%	12.9%	13.4%
	1.20	13.0%	13.5%	14.1%
	1.30	13.6%	14.2%	14.7%

Cost of Equity and WACC Calculation

	Historical		Supply-Side	
	Everest	**Peers**	**Everest**	**Peers**
Risk Free Rate[1]	5.3%	5.3%	5.3%	5.3%
Unlevered Beta[2]	1.19	1.32	1.19	1.32
Debt / Equity Ratio	0.0%	10.0%	0.0%	10.0%
Tax Rate[3]	26.0%	26.0%	26.0%	26.0%
Levered Beta[4]	1.19	1.42	1.19	1.42
Market Risk Premium[5]	7.2%	7.2%	6.4%	6.4%
Size Premium[5]	0.9%	0.9%	0.9%	0.9%
Cost of Equity[6]	**14.8%**	**16.4%**	**13.8%**	**15.3%**
Pre-tax Cost of Debt[7]	6.6%	6.6%	6.6%	6.6%
After-tax Cost of Debt	4.9%	4.9%	4.9%	4.9%
Equity to Total Cap.	90.9%	90.9%	90.9%	90.9%
WACC[8]	**13.9%**	**15.4%**	**13.0%**	**14.3%**

Source: Company filings, FactSet (10/19/23), Ibbotson
1. 20-year Treasury rate as of 10/19/23
2. Raw Beta based on average of two-year weekly Beta, calculated in comparison to the S&P 500 index. Adjusted Beta = (2/3) * Raw Beta + (1/3) * 1. Unlevered Beta = Levered Beta / (1 + (1 - Tax rate) * (Debt / Equity))
3. Assumes 26% tax rate based on federal and state corporate tax rates
4. Levered Beta = Unlevered Beta * (1 + (1 - Tax Rate) * (Debt / Equity))
5. Kroll (2023). The market size of $3,599mm assumed for Everest WholeCo is equivalent to a 5th decile size premium
6. Cost of Equity = Risk Free Rate + (Market Risk Premium * Levered Beta)
7. Based off YTW of Bill Holdings
8. WACC = Cost of Equity * Equity to Total Capitalization + After-tax Cost of Debt * (1 - Equity to Total Capitalization)

Evercore 22 Project Everest

Confidential – Draft Trading Multiples Over Time TEV / NTM Revenue (Since IPO1) 20.0x TEV / NTM Revenue Everest IGV 17.5x Current (10/19/23) 7.2x 7.0x 16.0x 3 Months Average 6.3 7.2 6 Months Average 6.4 7.0 1 Year Average 6.9 6.6 12.0x 10.6x 8.0x 7.2x (10.3x) 7.0x (3.6x) 4.0x Oct-21 Mar-22 Aug-22 Dec-22 May-23 Oct-23 Everest IGV TEV / NTM EBITDA (Last 12 Months) 70.0x TEV / NTM EBITDA Everest IGV 57.9x Current (10/19/23) 37.5x 20.1x 55.0x 3 Months Average 33.1 20.3 6 Months Average 34.2 20.0 1 Year Average 39.3 19.1 40.0x 37.5x (20.4x) 25.0x 20.1x +2.5x 17.6x 10.0x Oct-22 Dec-22 Mar-23 May-23 Aug-23 Oct-23 Everest IGV 23 Project Everest Source: FactSet (10/19/23) 1. Chart begins October 2021, the most recent date broker estimates are available following Everest’s IPO (9/23/21)

Confidential – Draft Present Value of Future Share Price (NTM EBITDA) ($ in millions, expect per share data) Illustrative Future Share Price Analysis Illustrative Present Value of the Future Share Price (@ Various NTM EBITDA Multiples) (@ Various NTM EBITDA Multiples) $46.27 30.0x—26.0x NTM EBITDA $43.10 30.0x—24.0x NTM EBITDA 30.0x—26.0x NTM $35.99 EBITDA; 14.0% CoE 30.0x—22.0x $34.43 $39.94 NTM EBITDA Average PV of FSP – High Range: $30.22 $25.09 $26.80 $28.16 $27.54 $23.38 $25.64 30.0x—24.0x NTM $26.97 $32.86 $22.89 EBITDA; 14.0% CoE $20.61 $19.95 $26.09 $20.61 $26.40 $19.95 $24.47 30.0x—22.0x NTM $22.41 $20.61 $19.95 EBITDA; 14.0% CoE $18.71 $18.71 Average PV of FSP – Low Range: $23.23 Unaffected 12/31/23 12/31/24 12/31/25 12/31/26 Unaffected 12/31/23 12/31/24 12/31/25 12/31/26 Price Price PV of Future Share Price Analysis (9/30/23) NTM EBITDA Multiple Method FYE 12/31, 2023E 2024E 2025E 2026E NTM EBITDA (Mgmt. Plan) $106 $149 $205 $276 (x) NTM EBITDA Multiple 30.0x 28.0x 26.0x 24.0x Future TEV $3,172 $4,175 $5,322 $6,621 Plus: Net Cash1 420 525 677 891 Future Equity Value $3,592 $4,700 $6,000 $7,512 (/) FDSO1 174.3 174.3 174.3 174.3 Implied Future Share Price $20.61 $26.97 $34.43 $43.10 (x) Discount Factor @ 14.0% CoE 0.97x 0.85x 0.74x 0.65x PV of Future Share Price $19.95 $22.89 $25.64 $28.16 % Premium to Unaffected 30D VWAP (10/4/23) 12.4% 29.0% 44.5% 58.7% 24 Project Everest Source: Company Filings, Management Projections, FactSet (10/19/23) 1. Net cash and FDSO balance projections per Management

Confidential – Draft

Illustrative Sum-of-the-Parts Analysis –Trading Multiples and Precedents

($ in millions, expect per share data)

	Enterprise		SMB		Corp. Cash	Total	
Trading Multiples	**Low**	**High**	**Low**	**High**		**Low**	**High**
Select Segment Peer Set							
Methodology	**'24E EBITDA[1]**		**'24E EBITDA[1]**				
Metric	$14	$14	$97	$97			
(x) Multiple Range	30.0x	35.0x	28.0x	36.0x			
Enterprise Value	**$414**	**$482**	**$2,715**	**$3,490**		**$3,128**	**$3,973**
Implied EBITDA Multiple	*30.0x*	*35.0x*	*28.0x*	*36.0x*		*29.6x*	*37.6x*
Net Debt (Cash)	(74)	(74)	(10)	(10)	(282)	(366)	(366)
Equity Value	**$487**	**$556**	**$2,725**	**$3,500**	**$282**	**$3,494**	**$4,339**
FDSO	174.3	174.3	174.3	174.3	174.3	174.3	174.3
Implied Price / Share	**$2.80**	**$3.19**	**$15.63**	**$20.08**	**$1.62**	**$20.05**	**$24.90**
% Prem. / (Disc.) to Unaffected 30D VWAP (10/4/23)						*13.0%*	*40.3%*
Precedent Txns.							
Methodology	**NTM Revenue (9/30/23)**		**NTM EBITDA (9/30/23)**				
Metric	$181	$181	$91	$91			
(x) Multiple Range	4.0x	5.0x	30.0x	40.0x			
Enterprise Value	**$725**	**$906**	**$2,715**	**$3,621**		**$3,440**	**$4,526**
Implied Multiple	*4.0x*	*5.0x*	*30.0x*	*40.0x*		*32.5x*	*42.8x*
Net Debt (Cash)	(74)	(74)	(10)	(10)	(282)	(366)	(366)
Equity Value	**$798**	**$979**	**$2,726**	**$3,631**	**$282**	**$3,806**	**$4,892**
FDSO	174.3	174.3	174.3	174.3	174.3	174.3	174.3
Implied Price / Share	**$4.58**	**$5.62**	**$15.64**	**$20.83**	**$1.62**	**$21.84**	**$28.07**
% Prem. / (Disc.) to Unaffected 30D VWAP (10/4/23)						*23.1%*	*58.2%*

EVERCORE 25 Project Everest

Source: Company filings, FactSet (10/19/23), Management Projections
1. 55% and 45% of allocatable corporate overhead (total overhead less costs for management team, overlapping services, and other redundancies) allocated to Enterprise and SMB segments, respectively, per Management; Allocatable corporate overhead includes public company costs

Confidential – Draft Illustrative Tax Impact of Sale of Enterprise ($ in millions, except per share data) Range based on valuation range of Enterprise implied by Trading Multiples and Precedents methodologies Enterprise Select Precedent Transactions Mid-point of Trading Multiples Mid-point of Precedent Transactions Implied Price / Share (Pre-Tax)—Midpoints $2.99 $5.10 Implied Enterprise Value (Pre-Tax) $448 $815 (-) Tax Basis (116) (116) Gain on Sale 332 699 Assumed Tax Rate 26.0% 26.0% Illustrative Tax Impact 86 182 Implied After Tax Enterprise Value $362 $633 (-) Net Debt (Cash) (74) (74) Equity Value $436 $707 FDSO 174.3 174.3 Implied Price / Share (Tax-Affected) $2.50 $4.06 Implied Tax Impact / Share ($0.50) ($1.04) Source: Company filings, FactSet (10/19/23), Management Projections 26 Project Everest

Confidential – Draft Preliminary Leveraged Buyout Analysis ($ in millions, except per share data) Key Assumptions Financial Summary and Credit Statistics Management Projections Extrap. Illustrative transaction close date of September 30, Calendar Year Ended 12/31, 2023E 3 2024E 2025E 2026E 2027E 2028E 2023 and exit on December 31, 2028 (5.25-year Revenue $101 $469 $588 $726 $886 $1,040 holding period) % Growth 25.4% 25.3% 23.4% 22.1% 17.3% Adj. EBITDA $20 $106 $149 $205 $276 $336 Illustrative Sources & Uses shows entry at $22.00 % Margin 19.9% 22.5% 25.3% 28.2% 31.1% 32.3% offer price per share (24.0% premium to unaffected (+) PubCo Cost Savings 2 9 9 10 11 12 30-Day VWAP1), for a purchase TEV of $3.5bn Adj. EBITDA (incl. PubCo Cost Savings) $22 $114 $159 $215 $287 $348 Exit at 24.0x LTM EBITDA, based on current peer % Margin 21.8% 24.4% 27.0% 29.6% 32.4% 33.5% trading multiples Adj. EBIT (incl. PubCo Cost Savings)4 $17 $94 $136 $194 $264 $322 % Margin 17.0% 20.0% 23.1% 26.8% 29.7% 31.0% 6.5x Target Gross Leverage, consisting of: (-) Cash Taxes (0) (13) (27) (45) (65) (83) % Tax Rate 38.3% 33.9% 30.3% 28.1% 26.6% 26.0% 6.5x Unitranche @ S+CSA+650bps, 97.0 OID, 1.0% amortization, no financing fees (+) Depreciation 1 7 9 12 16 19 (+) Intangible Amortization 4 14 14 9 8 8 $70mm minimum cash balance2 (-) Net Interest Expense (14) (52) (43) (32) (15) (0) (-) Changes in NWC 1 4 5 6 6 7 $50mm transaction fees (-) Capital Expenditures (2) (12) (13) (15) (18) (21) Levered Free Cash Flow $6 $42 $80 $128 $196 $252 4% management promote Cumulative Free Cash Flow 6 48 128 256 452 703 Sources Memo: Leverage and Credit Statistics Unitranche Facility $492 Net Debt $374 $295 $166 ($30) ($281) Pro Forma Debt 492 Total Debt / Adj. EBITDA 3.9x 2.3x 1.1x 0.1x 0.0x Balance Sheet Cash 366 Net Debt / Adj. EBITDA 3.3 1.9 0.8 NM NM Sponsor Equity 3,112 Implied TEV and Offer Price (’28 Exit, 6.5x Gross Leverage) Total Sources $3,970 Implied Purchase Equity Implied Offer Price Exit LTM EBITDA Multiple Exit LTM EBITDA Multiple Uses 22.0x 24.0x 26.0x 22.0x 24.0x 26.0x Everest Purchase Equity $3,835 Minimum Cash 70 17.5% $3,628 $3,914 $4,201 17.5% $22.91 $24.54 $26.18 Transaction Fees 50 Req’d Req’d 20.0% 3,285 3,542 3,799 20.0% $20.95 $22.42 $23.88 Financing Fees & OID 15 IRR IRR Total Uses $3,970 22.5% 2,985 3,215 3,446 22.5% $19.24 $20.55 $21.87 27 Project Everest Source: Company filings, Management Projections, FactSet (10/19/23) 1. 30-Day VWAP ($17.74) as of 10/4/23 (the unaffected date) 3. Represents 4Q’23 metrics 2. Approximately 2.5x monthly expenses in September 2023, per Management guidance 4. Burdened by intangible amortization

Confidential – Draft

Summary of Equity Research Perspectives

Selected Analyst Price Targets[1]

Broker	Date	Rating	Target[2]	Valuation Methodology
William Blair	9/18/23	Buy	NA	EV / Revenue, EV / EBITDA
Citi	8/24/23	Buy	22.00	DCF, EV / Revenue
J.P. Morgan	8/22/23	Hold	19.00	DCF, FCF Per Share
Needham	8/3/23	Buy	40.00	EV / Revenue
Truist	8/3/23	Buy	30.00	DCF
Raymond James	8/3/23	Buy	25.00	SOTP (EV / Revenue , EV / GP)
Bank of America	8/3/23	Buy	23.00	EV / Revenue
Craig-Hallum	8/3/23	Buy	22.00	EV / EBITDA
KeyBanc	8/3/23	Buy	20.00	-
Deutsche Bank	8/3/23	Hold	21.00	DCF
Goldman Sachs	7/13/23	Hold	21.00	-
Mean			**$24.30**	
Median			**22.00**	
25th Percentile			**21.00**	
75th Percentile			**24.50**	

Analyst Commentary

Lower cash flow conversion in 2023 due to higher cash taxes

Potential execution risk as it expands target market within SMB

Potential overhang from private equity ownership

Strong combination of growth and profitability, *well insulated from macro slowdown*

Robust customer growth in SMB *driven by core mental health and emerging verticals (speech pathology and occupational therapy)*

Revenue Cycle Management product expected to drive long-term growth

Attractive opportunity to expand into larger group practices, *but still early innings*

Actual Share Performance vs. Target Price (Since IPO)[1]


Premium to Unaffected 30-Day VWAP ($17.74)³: 24.0%
$60
$40
$20
$ -
11/19/21
4/7/22
8/25/22
1/12/23
6/1/23
10/19/23
$22.00
(45.0%)
$20.65
(39.5%)
Everest Price
Median PT

Analyst Rating History


10 10 10 10 10 10 11 11 11 11 11 12
20% 20% 20% 20% 20% 20% 18% 18% 27% 27% 27% 25%
80% 80% 80% 80% 80% 80% 82% 82% 73% 73% 73% 75%
Nov-22 Dec-22 Jan-23 Feb-23 Mar-23 Apr-23 May-23 Jun-23 Jul-23 Aug-23 Sep-23 Oct-23
Buy
Hold

EVERCORE 28 Project Everest

Source: FactSet (10/19/23), Bloomberg, Wall Street research
1. Analyst price targets prior to 10/5/23 leak
2. Target price not discounted to present value
3. Represents 30-Day VWAP as of 10/4/23 (the unaffected date)

Confidential – Draft North America Take Private Premiums Paid Analysis Analysis of last 3 years of take private transactions with TEV > $1.0bn – 98 Deals Premium to Unaffected Premium to 30-Day VWAP1 Number of Deals Number of Deals 10 17 18 14 13 26 9 13 14 16 18 28 Median: 32.9% Median: 37.9% 28.6% Mean: 34.4% 26.5% Mean: 38.9% 18.4% 18.4% 17.3% 14.3% 14.3% 16.3% 13.3% 13.3% 10.2% 9.2% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% Premium to 60-Day VWAP1 Premium to 90-Day VWAP1 Number of Deals Number of Deals 10 13 15 18 10 32 19 8 11 15 11 34 Median: 37.0% Median: 37.4% Mean: 39.4% 32.7% Mean: 40.4% 34.7% 18.4% 19.4% 15.3% 13.3% 15.3% 10.2% 10.2% 11.2% 11.2% 8.2% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% Source: Thomson Reuters, FactSet, Company Filings Note, does not include REITS, Real Estate, BDCs, and MLPs 1. VWAP relative to unaffected date 29 Project Everest

Confidential – Draft Segment Financial Summary – Management Projections ($ in millions) Everest Enterprise Everest SMB 2021A 2022A 2023E 2024E 2025E 2026E 2027E 2021A 2022A 2023E 2024E 2025E 2026E 2027E Revenue $99 $128 $157 $192 $239 $294 $359 $109 $165 $217 $277 $350 $432 $527 % Growth 29.7% 23.1% 21.9% 24.3% 23.2% 22.1% 51.9% 31.1% 27.9% 26.0% 23.6% 22.1% (–) COGS (20) (24) (29) (37) (44) (52) (62) (25) (36) (46) (58) (71) (85) (100) % of Rev. 20.6% 18.9% 18.7% 19.0% 18.4% 17.8% 17.4% 22.7% 21.8% 21.3% 20.9% 20.2% 19.6% 18.9% Gross Profit $78 $104 $128 $155 $195 $242 $297 $84 $129 $171 $220 $279 $347 $428 % Margin 79.4% 81.1% 81.3% 81.0% 81.6% 82.2% 82.6% 77.3% 78.2% 78.7% 79.1% 79.8% 80.4% 81.1% (–) S&M1 (47) (61) (74) (85) (101) (118) (137) (21) (33) (42) (54) (68) (83) (99) % of Rev. 47.2% 47.7% 47.3% 44.4% 42.4% 40.2% 38.1% 19.7% 19.9% 19.3% 19.4% 19.4% 19.2% 18.7% (–) R&D (13) (18) (23) (30) (37) (45) (54) (18) (27) (39) (47) (58) (72) (86) % of Rev. 13.6% 13.8% 14.7% 15.6% 15.4% 15.5% 15.0% 16.1% 16.1% 17.8% 16.9% 16.7% 16.6% 16.3% (–) G&A2 (14) (23) (25) (28) (33) (38) (44) (18) (22) (23) (27) (31) (34) (39) % of Rev. 13.7% 17.8% 16.1% 14.8% 14.0% 12.9% 12.3% 16.3% 13.5% 10.5% 9.7% 8.8% 8.0% 7.3% Adj. EBIT $5 $2 $5 $12 $23 $40 $62 $27 $48 $68 $92 $122 $158 $205 % Margin 4.8% 1.7% 3.1% 6.2% 9.8% 13.7% 17.2% 25.2% 28.7% 31.1% 33.1% 34.9% 36.7% 38.8% (+) D&A 1 1 2 2 2 3 4 1 2 3 5 7 9 12 % of Rev. 1.2% 1.0% 1.0% 1.0% 1.0% 1.1% 1.1% 1.1% 1.1% 1.3% 1.8% 1.9% 2.0% 2.2% Adj. EBITDA $6 $3 $6 $14 $26 $43 $66 $29 $49 $70 $97 $129 $167 $216 % Margin 6.0% 2.6% 4.1% 7.2% 10.8% 14.8% 18.3% 26.3% 29.9% 32.4% 34.9% 36.8% 38.7% 41.0% Source: Company filings, Management Projections Note: 2021A-2023E Enterprise figures pro forma for sale of HealthPay24 1. Includes residuals 2. 55% and 45% of allocatable corporate overhead (total overhead less costs for management team, overlapping services, and other redundancies) allocated to Enterprise and SMB segments, respectively, per Management; Allocatable corporate overhead includes public company costs 30 Project Everest

Confidential – Draft

Reconciliation of Corporate Overhead Allocations

($ in millions)

	Historical		Management Projections				
	2021A	2022A	2023E	2024E	2025E	2026E	2027E
Total Corporate Overhead	**$19**	**$31**	**$34**	**$41**	**$47**	**$52**	**$60**
(–) Corporate-Level-Only Costs[1]	(4)	(4)	(5)	(5)	(5)	(6)	(6)
Allocatable Overhead	**$15**	**$27**	**$30**	**$36**	**$41**	**$46**	**$54**
Enterprise Allocation	$8	$15	$16	$20	$23	$25	$30
% of Allocatable Overhead	*55.0%*	*55.0%*	*55.0%*	*55.0%*	*55.0%*	*55.0%*	*55.0%*
SMB Allocation	$7	$12	$13	$16	$19	$21	$24
% of Allocatable Overhead	*45.0%*	*45.0%*	*45.0%*	*45.0%*	*45.0%*	*45.0%*	*45.0%*
Enterprise EBITDA (Pre-Corp. Expenses)	**$14**	**$18**	**$23**	**$34**	**$49**	**$69**	**$95**
% Margin	*14.4%*	*14.3%*	*14.5%*	*17.5%*	*20.4%*	*23.4%*	*26.6%*
(–) Corporate Overhead (55% Allocation)	(8)	(15)	(16)	(20)	(23)	(25)	(30)
Enterprise EBITDA (Post-Corp. Expenses)	**$6**	**$3**	**$6**	**$14**	**$26**	**$43**	**$66**
% Margin	*6.0%*	*2.6%*	*4.1%*	*7.2%*	*10.8%*	*14.8%*	*18.3%*
SMB EBITDA (Pre-Corp. Expenses)	**$35**	**$62**	**$84**	**$113**	**$147**	**$188**	**$241**
% Margin	*32.5%*	*37.2%*	*38.6%*	*40.8%*	*42.1%*	*43.5%*	*45.6%*
(–) Corporate Overhead (45% Allocation)	(7)	(12)	(13)	(16)	(19)	(21)	(24)
SMB EBITDA (Post-Corp. Expenses)	**$29**	**$49**	**$70**	**$97**	**$129**	**$167**	**$216**
% Margin	*26.3%*	*29.9%*	*32.4%*	*34.9%*	*36.8%*	*38.7%*	*41.0%*

Source: Company filings, Management Projections
Note: Enterprise is Pro Forma for divestiture of HealthPay24
1. Represents duplicated costs for management team, overlapping services, and other redundancies (e.g., Everest corporate-level S&M expense), based on discussion with Management

EVERCORE 31 Project Everest